EXHIBIT 99.1

  Build-A-Bear Workshop, Inc. Provides Fiscal 2005 Earnings Guidance

    ST. LOUIS--(BUSINESS WIRE)--Jan. 27, 2005--Build-A-Bear Workshop, Inc. (NYSE:BBW):

-- Full year 2005 diluted EPS expected to be in the range of $1.29 to $1.35; comparable store sales growth expected to be approximately 3%

-- First quarter diluted EPS expected to be in the range of $0.32 to $0.34; comparable store sales growth expected to be 5% to 7%

--  Fiscal 2004 net retail sales per square foot reach $602, up 20%

    Build-A-Bear Workshop, Inc. (NYSE:BBW), an interactive, entertainment retailer of customized stuffed animals, today provided fiscal 2005 earnings guidance.
    For full year fiscal 2005 (52 weeks ended December 31, 2005), the company expects net income in the range of $26.1 million to $27.3 million, or diluted earnings per share (EPS) of $1.29 to $1.35, and comparable store sales growth of approximately 3%.
    As previously announced, the company expects fiscal 2004 full year net income in the range of $19.7 million to $19.9 million, or diluted EPS of $1.06 to $1.07. Results in 2004 will include the impact of non-cash, stock-based compensation expense of $1.9 million pre-tax, or $0.07 per diluted share. Fiscal 2004 net retail sales per square foot were $602, up from $502 recorded in fiscal 2003.
    "We look forward to delivering significant earnings growth in 2005," said Barry Erdos, president and chief operating officer bear. "The continued benefits of our national advertising program, new store expansion, non-mall expansion in ball parks, mobile store, and contributions from international franchise stores and brand licensing agreements all are expected to drive revenue and earnings growth this year. We also expect to deliver profitability improvement through maintaining our excellent retail gross margin percent and improving our selling, general and administrative expense percent. Included in our new store plans for 2005 are three new friends 2B made(R) stores, one to be located in our NYC flagship store and two other locations that are being finalized."

    2005 Full Year Earnings Outlook

The company's fiscal 2005 full year outlook includes the following:

-- During 2005 the company plans to open approximately 30 new stores in the U.S. and Canada including a flagship store in New York
    City; this compares to 21 new store openings in 2004.

-- The company expects international franchisees to open 15 to 20 new stores in fiscal 2005; this compares to 12 new store openings in 2004.

-- Selling, general and administrative expenses include costs associated with the company's integrated marketing program. In 2005, Build-A-Bear Workshop plans to continue its commitment to national television advertising as a part of the marketing program. Marketing and advertising spending as a percent of total revenues is expected to be slightly higher in 2005 compared to spending in 2004. In 2005, marketing and advertising spending is expected to approximate 8% of total revenues, or $28 to $29 million pretax, and is included in the fiscal 2005 earnings guidance.

-- Estimated flagship store pre-opening costs of approximately $1.7 million pretax, or $0.05 per diluted share, are significantly higher than for a typical store and are included in the fiscal 2005 earnings guidance. The flagship store is expected to open in the June/July 2005 timeframe while pre-opening costs will primarily impact the first and second quarters.

    2005 Spring Season Earnings Outlook

The company's fiscal 2005 spring season outlook includes the following:

--  The Easter holiday occurs on March 27, 2005 (first quarter fiscal
    2005) compared to April 11, 2004 (second quarter fiscal 2004). This holiday shift combined with spring break school vacations is expected to positively impact the first quarter 2005 compared to the year ago period, and negatively impact the second quarter 2005 compared to the year ago period.

-- At this time, the company expects fiscal 2005 first quarter (13-weeks ended April 2, 2005) net income in the range of $6.4 million to $6.8 million, or diluted EPS of $0.32 to $0.34 (includes flagship store pre-opening costs of approximately $0.6 million pretax, or $0.02 per share) and comparable store sales growth in the range of 5% to 7%. These expected results compare to fiscal 2004 first quarter (13-weeks ended April 3, 2004) net income of $5.3 million or diluted EPS of $0.30.

-- Net retail sales in the fiscal 2004 first quarter benefited when the company was featured in one segment of a nationally syndicated television show in February 2004.

-- The company expects fiscal 2005 second quarter (13-weeks ended July 2, 2005) net income in the range of $4.7 million to $5.1 million, or diluted EPS of $0.23 to $0.25 (includes flagship store pre-opening costs of approximately $1.1 million pretax, or $0.03 per share), and comparable store sales growth in the range of 2% to 3%. These expected results compare to fiscal 2004 second quarter (13-weeks ended July 3, 2004) net income of $4.9 million, or diluted EPS of $0.27.

-- Beginning in February 2005, the company will anniversary the start of its national television advertising program.

    For the second half of fiscal 2005 (fiscal third and fourth quarters combined), the company expects net income in the range of $15.1 million to $15.5 million, or diluted EPS in the range of $0.74 to $0.76, and comparable store sales growth in the range of approximately 2%. These results compare to fiscal 2004 second half expected net income of $9.4 million to $9.6 million, or diluted EPS of $0.50 to $0.51.

    AG Edwards Retailing 2005 Conference

    As previously announced, the company's President and Chief Operating Officer Bear, Barry Erdos, will present today at the AG Edwards Retailing 2005 Conference in Coral Gables, Florida. The company's presentation will begin at 10:45 a.m. and conclude by 11:15 a.m. Eastern Time. A live webcast of the presentation will be available at the Build-A-Bear Workshop Investor Relations website at http://ir.buildabear.com. A replay of the presentation will be available shortly after the live presentation.

    Other Company Background

    Build-A-Bear Workshop is currently scheduled to report fiscal 2004 fourth quarter and full-year financial results and host a conference call on March 10, 2005.
    Fiscal 2005 earnings guidance does not include the impact of SFAS 123R, Share-Based Payment. This new accounting standard pertains to accounting for stock-based compensation and must be adopted by the company not later than third quarter fiscal 2005 (13-weeks ended October 1, 2005).
    Net retail sales per square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of these stores.
    The Build-A-Bear Workshop fiscal year ends on the Saturday nearest December 31 in each year and consists of 52 or 53 weeks, reported in four 13-week periods. Stores are considered comparable beginning in their thirteenth full month of operations. Comparable store sales percentage changes are based on net retail sales and comparable stores, which exclude the webstore and seasonal and event-based locations.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. (NYSE:BBW) is the leading and only national, company providing a make-your-own stuffed animal interactive entertainment retail experience. The first store opened in St. Louis in 1997 and as of January 2005 the company operated 170 stores in 40 states and Canada. With the opening of its international store in Sheffield, England in the fall of 2003, the addition of international stores in Japan, Denmark and Australia in 2004, Build-A-Bear Workshop has become the global leader in the teddy bear business. In November 2004, the company also opened two friends 2B made(R) stores, the newest concept launch from Build-A-Bear Workshop. For more information about the company and its products call (888) 560-BEAR (2327) or visit the company's award-winning website at www.buildabear.com.

    Forward-Looking Statements

    Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, expected diluted earnings per share and comparable store sales growth in the fiscal 2005 full year, as well as, any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, those detailed in our final prospectus dated October 28, 2004 under the caption "Risk Factors" and the following:
(1) we may be unable to maintain our current comparable store sales growth; (2) our marketing initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; (3) we may be unable to open new stores to effectively manage our growth;
(4) we may be unable to effectively manage our international franchises or laws relating to those franchises may change; (5) we may be unable to generate interest in and demand for our interactive retail experiences, or to identify and respond to consumer preferences in a timely fashion; (6) customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; (7) general economic conditions may deteriorate, which could lead to reduced consumer demand for our products; (8) our market share could be adversely affected by a significant number of competitors; (9) we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; (10) the ability of our principal vendors to deliver merchandise may be disrupted; (11) the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; (12) third parties that manage our warehousing and distribution functions may perform poorly; (13) we may fail to renew, register or otherwise protect our trademarks or other intellectual property; (14) we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; (15) we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms, or may violate the terms of our current leases; (16) we may experience failures in our communications or information systems; (17) terrorism or the uncertainty of future terrorist attacks or war could reduce consumer confidence and mall traffic; (18) we may become subject to challenges relating to overtime pay or other regulations relating to our employees; (19) we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise, and (20) we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations.
    These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

    CONTACT: Build-A-Bear Workshop, Inc.
             Investors and Analysts:
             Molly Salky, 314-423-8000 x5353
             invest@buildabear.com
             or
             Media:
             Jill Saunders, 314-423-8000 x5293
             jills@buildabear.com